Filed pursuant to Rule 433

Registration No. 333-167534

September 7, 2011

Issuer Free Writing Prospectus

Republic of Chile

US$1,000,000,000 3.25% Notes Due 2021

Final Terms and Conditions

As of September 7, 2011

Issuer:	Republic of Chile.

Title:	3.25% Notes Due 2021.

Ratings[1]:	Aa3/A+/A+ (Moody’s/S&P/Fitch).

Principal amount:	US$1,000,000,000

Maturity date:	September 14, 2021.

Settlement date (T+5):	September 14, 2011.

Public Offering Price:	99.131% plus accrued interest, if any, from September 14, 2011.

Interest:	3.25% per annum payable semi-annually in arrears.

Payment of Interest:	Amounts due in respect of interest will accrue and be paid semi-annually in arrears.

Interest Payment Dates:	Interest payment dates shall be on March 14 and September 14 of each year, starting on March 14, 2012.

Denominations:	US$100,000 and integral multiples of US$1,000 in excess thereof.

Day count:	30/360.

Type:	SEC Registered; Global.

CUSIP/ISIN:	168863AW8/US168863AW86.

Governing Law:	New York.

Listing:	Application has been made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market.

Joint Bookrunners/Allocation:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

1 The security ratings above are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Limited. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 and HSBC Securities (USA) Inc. at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM

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